NEWS RELEASE for August 10, 2011

BIOLASE REPORTS SECOND QUARTER, SIX-MONTH RESULTS

•	$12.1 Million in Q2 Revenue, up 105 Percent Year over Year

•	Q2 GAAP Loss of $753,000, or $0.03 Loss per Share

•	Q2 Non-GAAP Profit of $6,000, or $0.00 per Share, Third Consecutive Quarter of Non-GAAP Profit, First Time Since the Second Quarter of 2004

•	Revenue Guidance of $14.0 Million — $15.0 Million for Q3, up from $6.2 Million, Year over Year

IRVINE, CA (August 10, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, today reported unaudited operating results for its second quarter and six months ended June 30, 2011.

Net revenue for this year’s second quarter was $12.1 million, up 105 percent from $5.9 million in the same quarter for 2010 and up 14 percent sequentially from $10.6 million in the first quarter of 2011. These increases were driven by BIOLASE’s return to a direct sales and multi-distributor business model which was implemented during the fourth quarter of 2010. Net revenue for the first six months of 2011 was $22.6 million, up 120 percent from $10.3 million in the prior year period. Approximately 63 percent of BIOLASE’s revenues for the second quarter and 53 percent of revenues for the six months ended June 30, 2011, were from the sale of its all-tissue Waterlase systems, the majority of which have been the newly introduced, revolutionary Waterlase iPlus™. Sales of BIOLASE’s diode laser systems made up approximately 14 percent and 24 percent of total revenues during the second quarter and six months ended June 30, 2011, respectively. Excluding royalties of $390,000 and $1.1 million in the second quarter of 2011 and 2010, respectively, net revenue increased $6.9 million, or 146 percent, period over period.

As announced in July, approximately $2 million of orders received in the second quarter were unable to be shipped by June 30, 2011, primarily due to the timing of a significant change order placed by Henry Schein, Inc. (NASDAQ:HSIC) and the resulting delays of critical components. During the early part of the third quarter, BIOLASE completely fulfilled the final portion of its two irrevocable purchase orders from Schein which originally totaled $9 million.

The percentage of net revenue in this year’s second quarter from the U.S. and international markets totaled approximately 71 percent and 29 percent, respectively, as compared to approximately 60 percent and 40 percent of net revenue in the prior year comparable period. In April 2011, BIOLASE announced that it had also regained full rights to sell and/or distribute its products in all international markets which were previously exclusive markets of Schein. As a result, BIOLASE is now selling through multiple distributors, with the ability to sell direct, in those markets on a go-forward basis. As the Company has spent the first two quarters of the year reorganizing its international sales model, BIOLASE has experienced a reduction in its international sales as a percentage of total sales. International sales are expected to substantially increase as a percentage of total sales on a go-forward basis.

Federico Pignatelli, Chairman and CEO, said, “The rate of revenue growth and operational progress at the Company continued to accelerate in the second quarter and our momentum going into the second half of the year is strong. Sales activities across our laser product platforms remained very active – especially in the case of the Waterlase iPlus, which we believe will become the most successful all-tissue dental laser in history. In addition, we are now taking orders and will soon be shipping the first units from our new BIOLASE DaVinci Imaging™ product line. We believe that the launch of imaging will not only benefit revenues, but will create additional synergy and higher utilization of our sales force investment for years to come. Our launch into the dental digital imaging capital equipment market allows us to leverage our valuable brand and existing install base and offer a perfect complement to our laser devices which is the next logical step in offering dentists our Total Technology Solution™.”

Recent Highlights
A series of recent actions, developments and key accomplishments include the following:

•	The receipt of first orders for the Company’s new state-of-the-art BIOLASE DaVinci Imaging dental imaging devices for delivery in the third quarter. These products cover a wide range of applications and range in price from $3,000 to $125,000.

•	The hiring of Richard Whipp as Director of Operations. Whipp’s experience with lean manufacturing and supply chain management has made an immediate positive impact on the Company’s supply chain and production flow.

•	The opening of Asian headquarters in Shanghai, China, and a direct sales and service office in Mumbai, India.

•	The receipt of approximately $9.024 million from institutional investors in a private placement during June 2011 through the sale of 1,625,947 shares of common stock and an aggregate number of warrants to purchase up to 812,974 shares of common stock.

•	The increase of BIOLASE’s Net Equity from a stockholders’ deficit of approximately $3.5 million at September 30, 2010, to positive stockholders’ net equity of $14.9 million at June 30, 2011, an increase of $18.4 million in the past nine months.

•	The award of three new patents that significantly strengthened the intellectual property surrounding the Company’s core laser technology and extended it well into 2026 while augmenting protection for many newer features and alternatives such as more laser wavelengths.

•	The award of two new patents directly related to treating presbyopia, a condition suffered by 2.5 billion people worldwide, giving BIOLASE one of the widest ranges of applications and coverage in the field. BIOLASE remains focused on obtaining by 2013 the grant of an Investigational Device Exemption using this technology.

•	The receipt of MDB Capital Group’s (MDB’s) ASTRUM Award for the Company’s innovation and development of numerous disruptive technologies. BIOLASE was selected from MDB’s 2011 group of “Best and Brightest” small-cap companies, a group that is advancing some of today’s most innovative and market-leading intellectual property.

•	The declaration of a 1 percent stock dividend payable on June 30, 2011 to stockholders of record on June 10, 2011.

•	The inclusion of BIOLASE in the Russell 2000(R) and Russell Global Indexes when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes on June 24, 2011.

•	Dismissal of all of the claims made by Philips Electronics (NYSE:PHG) and Discus Dental LLC against the Company, whereby they claimed that the BIOLASE’s iLase™ personal laser infringed Discus’ design patent, as well as trade dress rights Discus claimed in its own dental lasers. Such claims were dismissed in their entirety with prejudice with the court on July 12, 2011.

Gross profit as a percentage of net revenue for this year’s second quarter and first six months was 46.5 percent and 46.2 percent, respectively, compared to 32.8 percent and 21.4 percent for the prior year comparable periods. Gross profit increased as a percent of net revenue from 45.8 percent in the first quarter of 2011 to 46.5 percent in this year’s second quarter despite additional production costs and expedite fees. The year-over-year increases were primarily due to higher sales volumes as a result of expanding the Company’s product offering, better utilization of fixed costs, and reduced expenses, offset by the decline in Procter & Gamble royalty revenue.

Operating expenses in the 2011 second quarter and first six months were $6.3 million and $11.6 million, respectively, compared to $6.1 million and $11.6 million in the year-earlier periods.

The net loss for the second quarter of 2011 totaled $753,000, or a loss of $0.03 per share, compared to a net loss of $4.2 million, or a loss of $0.17 per share, in the second quarter of 2010. After removing interest expense of $6,000, non-cash depreciation and amortization expenses of $183,000, and non-cash stock-based compensation expense of $570,000, this year’s second quarter resulted in an adjusted non-GAAP net income of $6,000, or $0.00 per share, for the second quarter of 2011 compared with a non-GAAP net loss of $3.7 million, or a loss of $0.15 per share, for the second quarter of 2010. This is the first time since the second quarter of 2004 that BIOLASE has generated three consecutive quarters of non-GAAP net income.

The net loss for the first six months of 2011 was $1.5 million, or a loss of $0.06 per share, compared to a net loss of $9.5 million, or a loss of $0.38 per share, for the year-earlier period. Non-GAAP net income was $98,000, or $0.00 per share, for this year’s first six months compared with a non-GAAP net loss of $8.5 million, or a loss of $0.34 per share, for the same period in 2010.

As of June 30, 2011, cash and cash equivalents totaled $10.1 million and shareholders’ equity was $14.9 million.

Conference Call
As previously announced, the Company will host a conference call today at 11:00 a.m. Eastern Time to discuss its operating results for the second quarter and six months ended June 30, 2011, and to answer questions. The dial-in number for the call is toll-free 1-877-941-2069 or toll/international 1-480-629-9665. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser Company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -
BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Products and services revenue	$11,689	$4,744	$22,235	$9,083
License fees and royalty revenue	390	1,148	405	1,204

Net revenue	12,079	5,892	22,640	10,287
Cost of revenue	6,466	3,961	12,188	8,086

Gross profit	5,613	1,931	10,452	2,201

Operating expenses:
Sales and marketing	3,010	3,082	5,463	5,715
General and administrative	2,227	1,976	3,926	3,701
Engineering and development.	1,093	995	2,186	2,215
Total operating expenses	6,330	6,053	11,575	11,631

Loss from operations	(717)	(4,122)	(1,123)	(9,430)

(Loss) gain on foreign currency transactions	(16)	26	(54)	43
Interest income	—	—	—	1
Interest expense	(6)	(55)	(304)	(59)

Non-operating loss, net	(22)	(29)	(358)	(15)

Loss before income tax provision	(739)	(4,151)	(1,481)	(9,445)
Income tax provision	14	13	22	24

Net Loss	$(753)	$(4,164)	$(1,503)	$(9,469)

Net loss per share:
Basic	$(0.03)	$(0.17)	$(0.06)	$(0.38)

Diluted	$(0.03)	$(0.17)	$(0.06)	$(0.38)

Shares used in the calculation of net loss per share:
Basic	28,097	24,955	27,340	24,946

Diluted	28,097	24,955	27,340	24,946

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BIOLASE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	June 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$10,134	$1,694
Accounts receivable, less allowance of $268 and $311 in 2011 and 2010,
respectively	6,398	3,331
Inventory, net	8,029	6,987
Prepaid expenses and other current assets	771	1,355
Total current assets	25,332	13,367
Property, plant and equipment, net	1,184	1,331
Intangible assets, net	277	342
Goodwill	2,926	2,926
Deferred tax asset	13	11
Other assets	185	170

Total assets	$29,917	$18,147

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Term loan payable, current portion	$—	$2,622
Accounts payable	5,035	4,029
Accrued liabilities	5,437	5,482
Customer deposits	918	5,877
Deferred revenue, current portion	2,185	1,650

Total current liabilities	13,575	19,660
Deferred tax liabilities	580	544
Warranty accrual, long-term	431	424
Deferred revenue, long-term	41	433
Other liabilities, long-term	379	133

Total liabilities	15,006	21,194

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 31,809 and 27,120 shares issued and 29,845 and 25,156 shares outstanding in 2011
and 2010, respectively	32	27
Additional paid-in capital	137,670	118,375
Accumulated other comprehensive loss	(163)	(324)
Accumulated deficit	(106,229)	(104,726)

	31,310	13,352
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity (deficit)	14,911	(3,047)

Total liabilities and stockholders’ equity (deficit)	$29,917	$18,147

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Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

BIOLASE TECHNOLOGY, INC.
Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
GAAP net loss	$(753)	$(4,164)	$(1,503)	$(9,469)
Adjustments:
Interest expense	6	55	304	59
Depreciation and amortization expense	183	272	411	571
Stock based and equity instrument compensation expense	570	180	886	386
Non-GAAP net income (loss)	$6	$(3,657)	$98	$(8,453)

GAAP net loss per share:
Basic and Diluted	$(0.03)	$(0.17)	$(0.06)	$(0.38)
Adjustments:
Interest expense	0.00	0.00	0.01	0.00
Depreciation and amortization expense	0.01	0.01	0.02	0.02
Stock based and equity instrument compensation expense	0.02	0.01	0.03	0.02
Non-GAAP net income (loss) per share:
Basic and Diluted	$0.00	$(0.15)	$0.00	$(0.34)

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